MacKenzie Realty Capital, Inc. Announces Intention to Deregister as a Business Development Corporation and Shift to Investing in Direct Real Estate Assets

ORINDA, CA. – September 1, 2020 – MacKenzie Realty Capital, Inc. today announced the filing of a preliminary proxy statement with the Securities and Exchange Commission (SEC) with respect to its annual meeting. Included within the proxy is a proposal unanimously approved by the Company's Board of Directors to withdraw the Company's election to be treated as a business development company (BDC) as defined in the Investment Company Act of 1940.

The Board of Directors believes this proposal is in the best interests of the Company and its stockholders for two primary reasons:

·There are significant opportunities for investment in real estate assets, but the 70 Percent Test limits these types of direct investments; and

·The Company anticipates greater access to capital and flexibility in raising capital for an investment strategy geared toward direct investment in real estate.

The Company's investment strategy will be very similar to the one it has historically followed, targeting investments in the real estate sector. However, the withdrawal will allow the Company to expand its investment pool to include real, physical assets, as opposed to only investment securities.

If the proposal is approved by stockholders, after filing a notice with the SEC, the Company would no longer be required to meet the requirement that 70 percent of its portfolio be comprised of "qualifying assets" (the "70 Percent Test"). The Company currently satisfies the 70 Percent Test principally by owning securities of eligible private companies. The Company expects to continue operating as a BDC until it no longer meets the 70 Percent Test. The proposal to withdraw from BDC status is not expected to affect the Company's operations.

A copy of the Company's preliminary proxy statement is on the SEC's website at www.sec.gov. The preliminary proxy statement is subject to review by the SEC staff and other changes by the Company. The Company expects to file a definitive proxy statement on or around September 21, 2020, which will then be available at www.mackenzierealty.com. Stockholders should review that document carefully. Stockholders should make no decision about the proposal until reviewing the definitive proxy statement sent to them. The date for the Company's Annual Meeting of Stockholders will be October 23, 2020, and will be held in the Company's offices in Orinda, CA.

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.